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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                     --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                February 13, 1998

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


New Jersey                         33-85234                     22-2665282
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(State or other juris-            (Commission                 (IRS Employer
 diction of incorporation)         File Number)                Identification
                                                                   Number)

7000 Boulevard East, Guttenberg, New Jersey                        07093
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(Address of principal executive office)                          (Zip Code)

Registrant's telephone number including area code-             (201) 854-7777
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                                  Not Applicable
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         (Former name and former address, as changed since last report)

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Item 5. Other Events.

            On February 13, 1998, the Finance Authority of Maine ("FAME") executed and delivered a commitment (the "FAME Commitment") to KTI, Inc., a New Jersey corporation (the "Company" or the "Registrant") to refinance existing tax-exempt bonds issued by the Town of Orrington, Maine to finance the construction of the facility owned by Penobscot Energy Recovery Company, Limited Partnership ("PERC"). The current tax-exempt bonds mature in 2004. The FAME commitment provides for an extension of the maturity to approximately 20 years from the date of reissuance. The FAME bonds would be backed by the moral obligation of the State of Maine and would be secured by substantially all of the assets of PERC, a guaranty of $3 million from the Company and a guaranty of annual debt service from Bangor Hydro-Electric Company ("Bangor Hydro"), subject to a maximum annual amount of $4.2 million. The guaranty is subject to receipt of all necessary orders and consents from the Maine Public Utility Commission and Bangor Hydro's lenders.

            The partners in PERC, Bangor Hydro and the Municipal Review Committee, Inc., a Maine not-for-profit corporation (the "MRC"), which represents 130 municipalities serviced by PERC executed an agreement, dated as of December 31, 1997 (the "Restructuring Agreement"), outlining the principal terms of a restructuring of the Purchase Power Agreement (the "PPA") between PERC and Bangor Hydro and certain amendments to the Waste Disposal Agreements between PERC and the 130 municipalities. Both the Restructuring Agreement and the FAME Commitment contain significant conditions, which are not entirely in the control of the parties to such agreements. The Company, accordingly, can give no assurances that it will be able to complete the transactions contemplated in these agreements.

            The Restructuring Agreement provides that Bangor Hydro will make a one time payment of $6 million to PERC at the time of the refinancing of the tax exempt debt, will make additional quarterly payments of $250,000 per quarter for four years, for an additional total of $4 million, and issue warrants to purchase 2 million shares of Bangor Hydro common stock. The warrants will be divided equally between the partners in PERC and the MRC on behalf of its member municipalities. The exercise price of such warrants will be $7.00 per share and the warrants will expire 10 years after issuance. The right to exercise such warrants will vest over a four-year period. In exchange for such consideration, Bangor Hydro will be entitled, assuming performance of all of its obligations under the PPA, to receive a rebate of a portion of its purchase price of electric power from PERC, equal to one third of the cash available for distribution from PERC. This transaction is contingent upon, among other things, the closing of the reissuance of the tax-exempt bonds pursuant to the FAME Commitment.

            The proposed amendments to the Waste Disposal Agreements will be effective upon receipt of acceptance of not less than 50% of the municipalities, as determined by delivered tonnage, having long term waste disposal agreements with PERC. PERC may terminate the transaction if 25% or more of such municipalities reject or otherwise object to the transactions. The proposed amendments permit such municipalities to: (a) make equity contributions to PERC, only to the extent of the MRC's share of distributable cash from PERC and one-half of the Bangor Hydro quarterly distribution, of up to $31 million, which will be used to prepay the FAME tax-exempt bonds (If the entire $31 million is contributed, such municipalities will own a

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50% partnership interest in PERC.); purchase all of the remaining PERC interests in 2018 at their then fair market value, in lieu of the existing right to purchase PERC at its then book value in 2004; (c) extend the term of the Waste Disposal Agreements to 2018 and (d) reduce cash available for distribution to such municipalities from one half to one third.

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Item 7. Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number          Description
--------------          -----------

4.1 Commitment Letter from the Finance Authority of Maine dated February 13,1998 re Electric Rate Stabilization for Penobscot Energy Recovery Company, Limited Partnership

4.2                     News Release dated February 23, 1998

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             KTI, Inc.
                                             (the Registrant)


Dated:  February 23, 1998                         By: /s/ Martin J. Sergi
                                                  -------------------------
                                                  Name:  Martin J. Sergi
                                                  Title: President